CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made and entered into this 17th day of September, 2003, by and between Gust C. Kepler (GCK) and GK Intelligent Systems, Inc., a Delaware corporation (the "Client").

                                    Recitals

     A. GCK founded and managed all aspects of an independent record label and online promotional vehicle and e-commerce solutions for musicians on the Internet.

     B. GCK has experience in promoting, producing, and managing musicians.

     C. GCK has designed and developed a CD Jewel Case Enclosure that is currently in patent pending status.

     D. GCK has numerous contacts within the music industry including artists, managers, producers, record labels and entertainment attorneys.

     E. GCK is willing to provide consulting services to the Client based on the terms and conditions of the agreement.

                                    Agreement

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. GCK Retained. The Client hereby retains GCK, and GCK hereby agrees to make himself available to render advice and reasonable assistance to the Client under the terms and conditions hereinafter set forth.

     2. Duties. During the term of this Agreement, the duties set forth in this
Section 2 shall be performed by GKK who shall be responsible for accomplishing the following:

          (a) Advise Client regarding entertainment consulting issues that may arise as a result of negotiations with other music industry entities or artists; and

          (b) Promote Client to assist in building industry presence for the Client and business model; and

          (c) Assist Client in obtaining, negotiating and structuring licensing agreements for artists, labels; and

          (d) Assist Client with introductions to key music and entertainment industry personnel to assist in developing and marketing Client's website and interactive technology systems.

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     3. Compensation. As compensation for GCK entering into this Agreement and for the services to be rendered hereunder, GCK shall receive the following, at the option of GKIG:

          (a) $72,000 cash; or

          (b) 1,200,000 shares of common stock of GKIG valued at a price of $0.06 per share, which shares GKIG shall register on Form S-8 under the Securities Act of 1933, and the issuance of which shall be registered by qualification in the State of Tennessee.

          (c) No shares shall be issued until such time as the both the Registration on Form S-8 has gone effective and the State of Tennessee Department of Commerce and Insurance, Securities Division, has approved GKIG's application for registration by qualification.

     4. Expenses. GCK shall detail in writing and submit to the Client a budget for the projected costs and expenses for each project undertaken by GCK pursuant to Paragraph 2. Upon the approval of the Client as to any particular project and the related budget, GCK shall be authorized to perform or cause to be performed the work necessary for such project and to incur costs as set forth in the budget which costs and expenses shall be reimbursed to GCK in accordance with the Client's normal policies, but no less frequently then monthly. In addition, GCK is authorized to incur any other unanticipated costs and expenses associated with such project not specifically set forth in such budget, except that any cost in excess of $200 not already approved in a budget shall be subject to approval by the Client, which costs and expenses will be reimbursed to GCK in the same means as described above. The Client understands that in some cases the provider of certain services and goods may ask for payment in advance and for certain major disbursements, and in such case invoices from outside providers will be sent directly to the Client.

     5. Term. This Agreement shall commence on the execution date of this Agreement and shall continue for a term of 12 months, unless terminated earlier pursuant to Section 6 below

     6. Termination. This Agreement may be terminated:

          (a) By the non-breaching party if there has been a material breach of this Agreement by the other party and such breach has not been cured by the breaching party on or before 30 days from the date of the receipt of a written notice of the breach with detailed description of actions constituting alleged breach from the non-breaching party;

          (b) Upon the mutual written agreement of the parties.

     7. Remedies. Upon termination of this Agreement, this Agreement shall become null and void and have no further force or effect. GCK shall mail to the Client all documents in his possession or control concerning the Client, as the Client shall request. If this Agreement is terminated by reasons of the breach of any provision hereof, the non-breaching party may pursue any and all remedies at law or in equity.

     8. Accuracy of Information and Indemnification. The Client agrees to furnish to GCK truthful and accurate information in all material respects. The Client agrees to cooperate with GCK in the performance of GCK's consulting services. The Client agrees to indemnify and hold harmless GCK from any loss, liability, damages, costs and expenses (including attorneys' and other professional fees) that GCK may incur as a result of the Client furnishing to GCK any untruthful or inaccurate information.


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     9. Nondisclosure/Nonuse of Client Information. GCK agrees that all information provided by Client to GCK under this Agreement shall not be disclosed or used by GCK for any purpose other than Consultant's performance under this Agreement.

     10. Confidential Information. Any written, printed, graphic, or electronically or magnetically recorded information furnished by Client for GCK's use is and shall remain the sole property of Client. GCK will keep this confidential information in the strictest confidence, and will not disclose it by any means to any person except with Client's prior written approval, and only to the extent necessary to perform the services under this Agreement. This prohibition also applies to GCK's employees, agents, and subcontractors. On termination of this Agreement or request by Client, GCK will return within two
(2) days any confidential information in GCK's possession to Client.

     11. Miscellaneous

          (a) Assignability. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be non-assignable by either of the parties hereto and any attempt of assignment shall be null and void and of no effect whatsoever.

          (b) Relationship of the Parties. The management and employees of GCK shall not be considered employees of the Client. Furthermore, the parties agree that GCK shall not be deemed to be an employee, servant, partner or joint venturer of the Client. GCK shall be considered an independent contractor for all purposes.

          (c) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.

          (d) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

          (e) Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

          (f) Captions and Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

          (g) State Law. This Agreement, its interpretation and its application shall be governed by the laws of the State of Texas.

          (h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

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          (i) Costs. If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

          (j) Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, 3 business days after being mailed by certified or registered mail return receipt requested, when faxed during regular business hours of the recipient and there is confirmation of receipt with hard copy by regular mail, or when sent by prepaid full rate telegram to the following addresses:

     To GCK:                                        To the Client:
     ------                                         -------------
     Gust C. Kepler                                 GK Intelligent Systems, Inc.
     945 Holly Springs Road                         2602 Yorktown Place
     Henderson, TN 38340                            Houston, Texas 77056

          (k) Public Statements. Other than any requisite regulatory filing or disclosure, Client will not issue any press release, or make or authorize any other public statement, oral or written, that includes GCK's name, the name Gust C. Kepler, or the name of any client of Gust C. Kepler, without GCK's prior written approval, which will not be unreasonably withheld if Client is advised such disclosure is required under applicable securities laws.

     IN WITNESS WHERE OF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

                                                    CLIENT

                                                   GK Intelligent Systems, Inc.


Dated:   9/17/03                                   /S/ Gary F. Kimmons
                                                   ----------------------------
                                                   By:  Gary F. Kimmons
                                                   Its:  President and CEO

                                                   GCK


Dated: 9/17/03                                     /S/ Gust C. Kepler
                                                   ---------------------------
                                                   Gus C. Kepler

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